Exhibit 99.1
Excerpt of email to Qualtrics employees on January 11, 2023
Team,

Being able to adapt to dynamic markets and changing customer needs will be more critical than ever in this coming year. How we focus through this is critical to achieving our goals.

. . .

And as a result, we're now aligning resources to these highest priorities. This involves making difficult decisions, including creating some new roles, restructuring current roles and eliminating some roles that do not map to priority areas.

After careful consideration, we have made the difficult decision to eliminate approximately 270 roles globally across the company, which is less than 5% of our workforce. We are in the process of notifying employees whose roles have either been eliminated or are at risk of redundancy, and expect to have all conversations completed by the end of this week.

For those leaving, our priority is to support them in what’s next, whether that’s a new role at Qualtrics or outside the company. Impacted employees in the U.S. will be offered a minimum of 10 weeks pay, as well as health insurance, benefits and career resources. Eligible employees will also receive their Shared Performance Bonus payout and stock vests through February 10. Those in other regions will receive a similar level of support aligned with their local employment laws.

We recognize that this change will impact almost everyone at Qualtrics, our friends and colleagues who'll be departing as well as the broader team. The leadership team and I are here to support all of you. We will meet together tomorrow at 10:00am MT.

. . .

I’m deeply grateful to each person who has contributed to building Qualtrics. While this is an incredibly difficult moment, these are steps we need to take to support how we build the company going forward and to deliver results against our goals.

Zig